[Exhibit 2.2 - Certificate of Amendment to Articles of Incorporation]

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                           BESTWAY COACH EXPRESS INC.
           Under Section 805 of the New York Business Corporation Law

                                    * * * * *

      The undersigned, for the purpose of filing this Certificate of Amendment of Certificate of Incorporation of the above corporation, hereby certifies:

1. The name of the corporation is Bestway Coach Express Inc. (hereinafter referred to as the "Corporation").

2. The Certificate of Incorporation of the Corporation was filed in the office of the Department of State on August 4, 1997.

3. The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to increase the number of authorized shares of common stock, to effect a 640,000 for 1 split of the issued and outstanding common stock and to add a provision permitting shareholders to vote by majority written consent.

4. Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to effect a change in the aggregate number of shares that the Corporation has authority to issue and to effect a 640,000 for 1 split of the Corporation's outstanding common stock. The Corporation is currently authorized to issue 200 shares of no par value common stock. Of the currently authorized 200 shares, 14.06250 shares are outstanding and
      185.9375 are unissued. The 14.06250 issued shares will be changed into 9,000,000 shares of common stock with $0.001 par value per share at a rate of 1 old share for every 640,000 new shares. The 185.9375 unissued shares will be changed into 11,000,000 shares of common stock with $0.001 par value per share at a rate of 1 old share for every 59,159.66386 new shares. To accomplish the foregoing amendment, Article Fourth of the Certificate of Incorporation of the Corporation, relating to the authorized stock of the Corporation, is hereby amended to read in its entirety as follows:

            "FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is Twenty Million (20,000,000) shares of Common Stock, $.001 par value per share."

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5.    To accomplish the foregoing amendment, a new Article Ninth of the
      Certificate of Incorporation of the Corporation, is hereby added and it reads as follows:

            NINTH: Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

6. The foregoing amendment of the Certificate of Incorporation of the Corporation was duly authorized by (i) the Board of Directors of the Corporation by unanimous written consent adopted on November 15, 2001 and
      (ii) the shareholders of the Corporation by unanimous written consent adopted on November 15, 2001.

                            [signature page follows]

      IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed and subscribed in its name this 16th day of January, 2002 and the statements contained herein are affirmed as true under the penalties of perjury.


                                  /s/ Wilson Cheng
                                  --------------------
                                  Wilson Cheng
                                  President